EXHIBIT 10.4

11781 Man chester Road
Des Peres, MO 63131
Tel: 314.965.5300
Fax: 314.965.0321
March 21, 2005
Mr. Dale E. Oberkfell
1188 Moorlands Drive
St. Louis, Missouri 63117

Re:	Your Employment by Reliance Bancshares, Inc. and Reliance Bank
     Dear Dale:
     The purpose of this letter is to set forth the terms and conditions of your employment by Reliance Bancshares, Inc. (“Reliance”) and Reliance Bank, which is a wholly-owned subsidiary of Reliance (the “Bank”). We look forward to your joining the Reliance organization.
1.	Position. You will serve as Executive Vice President of Reliance and as President and Chief Operating Officer of the Bank. In these positions, you will report to me as Chairman and Chief Executive Officer and to the Board of Directors of Reliance or the Bank, as the case may be. You will also be appointed or elected and will serve as a director of the Bank. You also agree to serve as an officer and/or director of any other subsidiary or affiliate of Reliance.

2.	Employment Term. The term of your employment will commence on or about May 1, 2005 and will continue until terminated by you or by the Boards of Directors of Reliance and the Bank.

3.	Base Salary. Your initial base salary will be $188,000 per annum, payable in monthly or more frequent installments in accordance with Reliance’s usual payroll practices for senior executive officers, less such amounts as are required to be withheld by law. Your salary will be subject to review from time to time by the Board of Directors of Reliance. It is understood that all or a substantial part of your salary
What You Need From a Bank. sm

Mr. Dale E. Oberkfell
Page - 2 -
March 21, 2005
will be paid by the Bank, where you will expend the majority of your efforts.

4.	Bonuses. You will be eligible for a bonus with respect to each fiscal year of Reliance commencing with the fiscal year ended December 31, 2005. Initially, this bonus will be up to $25,000 for each fiscal year, as determined by the Board of Directors of Reliance, prorated for the fiscal first year.

5.	Stock Options. You will be granted options to purchase up to 20,000 shares of Class A Common Stock, $0.50 par value, of Reliance, effective upon the commencement of your employment. The option price will be the fair market value per share on the date of grant, as determined by the Board of Directors of Reliance, and the options will be granted pursuant to and be governed by the same stock option plan as is applicable to other senior executive officers of Reliance.

Also, you will be granted the option to purchase up to 30,000 shares of Class A Common Stock of Reliance effective upon the commencement of your employment. The option price for these 30,000 shares will be $20.00 per share and they will be granted pursuant to the aforesaid stock option plan.

In addition to the foregoing, you will be granted options to purchase shares of Class A Common Stock of Reliance at each of the times or occurrences listed below, at fair market value per share on the date of the grant, as determined by the Board of Directors of Reliance:

Time or Occurrence	Number of Shares
Beginning of Third Year of Employment -	10,000
When Reliance has Consolidated
Assets in Excess of $1.0 Billion -	10,000
It is understood and agreed that upon termination of your employment by Reliance without Case or termination by you for Good Reason or by reason of your death or your Long-Term Disability (as the capitalized terms are defined in Exhibit A attached), all outstanding options will become 100 percent vested and exercisable for a period of not less than 90 days following such termination of your employment.

Mr. Dale E. Oberkfell
Page - 3 -
March 21, 2005
6.	Fringe Benefits. You will be entitled to the same fringe benefits, including without limitation life insurance, health insurance for you and your eligible family members, and disability insurance as are provided to other senior executive officers of Reliance.

7.	Vacation. You will be entitled to four weeks of vacation during each fiscal year of the corporation (the first year to be prorated) in accordance with Reliance’s usual vacation policies applicable to senior executive officers.

8.	Business Expenses. You will be reimbursed for expenses incurred by you in connection with your duties in accordance with Reliance’s usual polices applicable to senior executive officers.

9.	Change in Control. In the event that a Change in Control (as defined in Exhibit A attached) shall occur during the first two (2) years of your employment and you are not retained under and employment agreement lasting at least 18 months as an employee of the acquiring party in a comparable position at your then current compensation and level of fringe benefits, you will be entitled to receive from Reliance a lump sum payment equal to the lesser of (i) 2.99 times your average annual compensation for the period of your employment or (ii) the maximum amount that Reliance and the Bank can pay to you without the payment being subject to the imposition of any additional tax under Section 280G of the Internal Revenue Code, or such successor provisions as may then be in effect. If there is a Change in Control during the third year of your employment and you are not retained as aforesaid, then you will be entitled to receive from Reliance a lump sum payment equal to the lesser of (i) 1.5 times your average annual compensation or (ii) the maximum amount as stated above.

10.	Termination of Employment. Reliance may terminate your employment at any time upon giving you at least 30 days prior written notice. In the event that your employment is terminated for Cause (as defined in Exhibit A attached) you will be entitled to continued compensation through the end of the 30-day notice period, after which your compensation and fringe benefits will cease. In the event that your employment is terminated by reason of your death or the commencement of a Long-Term Disability (as defined in Exhibit A attached) your compensation and fringe benefits (other than the right

Mr. Dale E. Oberkfell
Page - 4 -
March 21, 2005
to receive life insurance or disability insurance proceeds, if any) will cease upon the occurrence of such event.

In the event that your employment (i) is terminated by Reliance without Cause or (ii) you terminate your employment for Good Reason (as defined in Exhibit A attached), you will be entitled to receive from Reliance a lump sum payment equal to the Severance Payment described below. The Severance Payment will be equal to one of the following multiples (as applicable) of the aggregate compensation received by you from Reliance and Reliance Bank during the 12-month period preceding the termination of your employment: (a) if the termination occurs less than one year after your employment hereunder commences, the multiplier is 2.99; (b) if the termination occurs one year or more but less than two years after your employment hereunder commences, the multiplier is 2.0; (c) if the termination occurs two years or more but less than three years after your employment hereunder commences, the multiplier is 1.5; (d) if the termination occurs more than three years but less than five years after your employments commences, the multiplier is 1.0; and (e) if the termination occurs five years or more after your employment commences, there shall be no Severance Payment. Severance Payments are not to be made in addition to Change in Control payments.

11.	Noncompete and Confidential Information. During the term of your employment with Reliance and the Bank, and for a period of one year following termination of your employment (either by resignation or termination for Cause), you will not directly or indirectly compete with the commercial bank business of Reliance or the Bank and its successors or assigns, except this provision will terminate in the event of a Change in Control. This prohibition is for a 25 mile radius from the headquarters of Reliance in St. Louis County, Missouri. In addition, you agree for said period not to directly or indirectly contact, solicit or promote any bank-related service to any customer, person or company doing business with Reliance or the Bank and you will not solicit, induce or attempt to induce any of their officers or employees to terminate his or her employment with either of them. Finally, you agree that your access to trade secrets, customer’s lists, confidential customer information, including loans, and access to computer data and information will remain confidential and you will not use such information on your own behalf or for your own benefit or disclose the same to any third party during your employment or at any time thereafter.

12.	General Provisions. Our contractual arrangements concerning your employment shall be construed in accordance with the internal laws of the State of Missouri. All notices shall be in writing. Any changes to

Mr. Dale E. Oberkfell
Page - 5 -
March 21, 2005
the arrangements set forth herein must be in writing and signed by you, Reliance, and the Bank in order to be effective. This is the entire agreement between the parties concerning the subject matter hereof.
     If the foregoing arrangements are satisfactory to you, please execute four originals of this letter and return two of them to me.

RELIANCE BANCSHARES, INC.

By	/s/ Jerry S. Von Rohr

Jerry S. Von Rohr
Chairman and Chief Executive Officer

RELIANCE BANK

By	/s/ Jerry S. Von Rohr

Jerry S. Von Rohr
Chairman and Chief Executive Officer

/s/ Dale E. Oberkfell

DALE E. OBERKFELL

EXHIBIT A
     This comprises Exhibit A to a letter agreement concerning the employment of Dale E. Oberkfell by Reliance Bancshares, Inc. and Reliance Bank.
     As used in the letter agreement to which this Exhibit A is attached, the following definitions shall apply.
Definition of “Cause”
     The term “Cause” with respect to an employee shall mean: (i) the employee is engaged in contact that is materially damaging or detrimental to Reliance or the Bank; or (ii) the employee has acted with personal dishonesty in connection with the performance of his duties as an employee of Reliance or the Bank or has breached his fiduciary duty to Reliance or the Bank; or (iii) the employee has willfully violated any law, rule, or regulation (other than routine traffic violations or similar offenses), which is materially damaging or detrimental to Reliance or the Bank; or (iv) the employee is convicted, or enters a plea of guilty or no contest to, a felony or to any other crime involving moral turpitude or engages in actions which subject him to discipline by banking industry regulators; or (v) the employee is found to have prohibited or regulated substances in his system or is impaired by alcohol while engaged in the performance of work for Reliance or the Bank. For purposes of defining Cause, no act, or failure to act, on an employee’s part shall be considered “willful” unless done, or omitted to be done, by the employee not in good faith and without reasonable belief that the act or omission was in the best interests of Reliance or the Bank.
Definition of “Change in Control”
     (a) A “Change in Control” shall be deemed to have occurred if: (i) any person (other than Reliance, or any entity owned directly or indirectly by the shareholders of Reliance in substantially the same proportions as their ownership of voting securities of Reliance), becomes the beneficial owner, directly or indirectly, of securities of Reliance representing 50 percent or more of the combined voting power of Reliance’s then outstanding voting securities; or (ii) if Reliance then has a classified Board of Directors, during any period of 24 consecutive months (or the time period between any three annual meetings of the shareholders where directors are elected, if longer), individuals who at the beginning of such period constitute the Board of Directors of Reliance, plus any new director (other than a director designated by a person who has entered into an agreement with Reliance to effect a transaction described in clause (i), (iv), or (v) of this subsection) whose appointment by the Board of Directors or whose nomination for election by Reliance’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of Reliance or, (iii) if Reliance does not then have a classified Board of Directors, during any period of 12 consecutive months (or the time period between any two annual meetings of the shareholders where directors are elected, if longer), individuals who at the beginning of such period constitute the Board of Directors of Reliance, plus any new director (other than a director designated by a person who has entered into an agreement with Reliance to effect a transaction described in clause (i), (iv), or (v) of this subsection) whose appointment by the Board of Directors or whose nomination for election by Reliance’s shareholders was approved by a vote of at least a majority of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of Reliance; or (iv) Reliance consummates a merger or consolidation of Reliance with any other entity, other than (a) a merger or consolidation which would result in the voting securities of Reliance outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of Reliance or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of Reliance or similar transaction in which no person acquires more than 50 percent of the combined voting power of Reliance’s then outstanding voting securities; or (v) the shareholders of Reliance approve a plan of complete liquidation of Reliance or an agreement for the sale or disposition by Reliance of all or substantially all of Reliance’s assets.
     Notwithstanding the foregoing, a Change in Control of Reliance shall not include any of the following:
     (i) A public stock offering; or
     (ii) A sale of an equity interest in Reliance to a group of investors which includes material direct or indirect ownership by members of management of Reliance at the time of such purchase; or
     (iii) Any acquisition of an equity interest in Reliance by an employee benefit plan sponsored or maintained by Reliance; or
     (iv) Any event that the Board of Directors of Reliance determines shall not be considered a Change in Control because such event was approved by such Board of Directors prior to its occurrence; provided, however, that a determination under this subsection shall be effective only if made by the Board of Directors prior to the occurrence of the event that would otherwise be a Change in Control or after such event if a majority of the Board of Directors is then comprised of persons who were directors immediately prior to the event that would otherwise constitute a Change in Control.
Definition of Good Reason
     An employee shall be deemed to have “Good Reason” to terminate his employment with Reliance in the event that: (i) the employee’s base salary was reduced by more than 10 percent, unless the employee consents in writing to such change; or (ii) the employee’s participation in bonus or benefits plans maintained by Reliance is materially reduced, other than due to modification or elimination of such bonus or benefit plans as to senior executive employees generally; or (iii) without the employee’s consent, the employee is required to relocate his primary place of business to a location that is greater than 25 miles from Reliance’s principal executive offices, or greater than 25 miles from the employee’s regular place of employment by Reliance immediately prior to the change (if other than Reliance’s principal executive offices; or (iv) without the employee’s consent, there occurs a material diminution in the employee’s overall duties, responsibilities, title, and status with Reliance.
Definition of Long-Term Disability
     An employee shall be deemed to have commenced a “Long-Term Disability” if (i) the employee cannot perform the essential functions of his employment position, with or without a reasonable accommodation for his disability, or (ii) the employee cannot perform the essential functions of his employment position without an accommodation that would be an undue hardship for Reliance to provide, in either case by reason of physical or mental impairment, which condition is expected to continue for a period of at least six months. The foregoing definition of Long-Term Disability is not intended to and shall not affect the definition of “Disability” or any similar or related term in any insurance policy Reliance may provide.